CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Auditors’ Report, dated May 15, 2014, on the financial statements of Textmunications Holdings Inc. for the year ended December 31, 2013 and for the period then ended in the Company’s Report on Form S-1. We also consent to being named experts on page 43 of the Form S-1.

LL Bradford & Co., LLC

/S/ LL Bradford & Co., LLC
Sugar Land, Texas

May 27, 2015

281-552-8430 ● 101 Parklane Blvd., Suite 201 ● Sugar Land, TX 77478-5521